UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 8, 2009

Blackboard Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50784	52-2081178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Massachusetts Ave NW, Washington, District of Columbia		20001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-463-4860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 8, 2009, Blackboard Inc. (the "Company") closed its acquisition of ANGEL Learning, Inc. ("ANGEL") pursuant to the terms of the previously announced Agreement and Plan of Merger dated May 1, 2009 (the "Agreement") by and among the Company, a wholly owned subsidiary of the Company ("Merger Sub") and ANGEL, among others. At the closing, Merger Sub was merged with and into ANGEL (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub ceased and ANGEL continued as the surviving corporation and a wholly owned subsidiary of the Company.

The aggregate consideration paid by the Company to ANGEL shareholders and option holders in connection with the Merger was approximately $87 million in cash and 469,028 shares of the Company’s common stock. The shares of common stock had a value of $15 million based on the average closing price of the Company’s common stock on the Nasdaq Global Select Market over the 20 trading days ending on May 6, 2009. Net of cash acquired, the net purchase price in cash and the Company’s common stock was approximately $95 million in total, excluding transaction costs.

In connection with the Merger, the Company deposited a portion of the consideration that would otherwise have been delivered to ANGEL’s shareholders into an escrow account with a third party escrow agent to secure specified indemnification obligations of the ANGEL shareholders under the Merger Agreement. The portion of the consideration deposited into the escrow account consisted of approximately $123,000 in cash and 308,861 shares of the Company’s common stock.

Neither the Company nor any of its affiliates has any material relationship with any of ANGEL’s shareholders other than in respect of the Merger and the transactions contemplated thereby.

Item 3.02 Unregistered Sales of Equity Securities.

As a portion of the consideration in the Merger, the Company issued 469,028 shares of its common stock to certain of ANGEL’s shareholders. These shares of common stock were issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act or Regulation D thereunder as transactions by an issuer not involving a public offering. The ANGEL shareholders receiving these shares were all accredited investors and represented their intention to acquire the securities for investment only and not with a view to or for resale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued to them The issuance of the shares was made without general solicitation or advertising, and there were no underwriters used in connection with the issuance of the shares. All of the shares are deemed restricted securities for the purposes of the Securities Act. The other information relating to such issuance from Item 2.01 is incorporated in this Item 3.02 by reference.

Item 7.01 Regulation FD Disclosure.

On May 11, 2009, the Company issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be "filed" for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The Company will file any financial statements required by Item 9.01(a) by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The Company will file any pro forma financial information required by Item 9.01(b) by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(d) Exhibits

Exhibit 99.1 Press Release dated May 11, 2009 reporting the completion of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blackboard Inc.

May 11, 2009	By:	/s/ Matthew Small

Name: Matthew Small
Title: Chief Legal Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated May 11, 2009 reporting the completion of the Merger